FOR IMMEDIATE RELEASE    FOR FURTHER INFORMATION CONTACT:
---------------------    --------------------------------
October 22, 2002         Gary N. Pelehaty, President and Chief Executive Officer
                         (609) 298-0723


                 FARNSWORTH BANCORP, INC. DECLARES CASH DIVIDEND

         Bordentown, New Jersey -- January 25, 2001 -- Farnsworth Bancorp, Inc. (OTC Bulletin Board FNSW), the parent holding company of Peoples Savings Bank, Bordentown, New Jersey, today announced the declaration of a $0.05 per share cash dividend payable on November 14, 2002 to stockholders of record as of the close of business on November 4, 2002. The directors voted to pay this dividend after reviewing the Company's results of operations and financial condition at and for the fiscal year ended September 30, 2002. "This dividend, our first since becoming a public company, is an important milestone for us and our stockholders and is being paid as a result of continued profitability of the Company," according to Mr. Gary N. Pelehaty, President and CEO of the Company. "This dividend reflects, and is proof of, the Board's commitment to enhancing shareholder value in our Company," Mr. Pelehaty said.

         The Board anticipates paying cash dividends on a semi-annual basis, subject to determination and declaration by the Board of Directors, which will take into account a number of factors, including the financial condition of the Company and the Bank, and regulatory restrictions on the payment of dividends by the Bank to the Company . If paid, such dividends may be reduced or eliminated in future periods.

         Peoples Savings Bank is a federally chartered stock savings bank which conducts its business from its main office in Bordentown, New Jersey and two branch offices located in Florence and Mt. Laurel, New Jersey. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded on the OTC Bulletin Board under the symbol "FNSW."

         This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Farnsworth Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.


                                       ###